                                                                    EXHIBIT 6.22



                              CONSULTING AGREEMENT

        This Consulting Agreement ("Agreement") is entered into this 24th day of June, 1995 by and between American Independent Network, Inc., a Delaware corporation ("Corporation"), and James E. Hock, Jr., a California resident ("Consultant"). Corporation and Consultant are collectively referred to hereinafter as the "Parties."

                                    RECITALS


WHEREAS the Corporation desires to retain the services of Consultant to assist it, by providing expertise and advise as to its proposed merger with a publicly trading shell corporation; and

WHEREAS the Consultant is both qualified to perform and wishes to undertake such activities, on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual promises of the parties and other good and valuable consideration, the parties hereby agree as follows:

Section 1.  Engagement.

        1.1 Scope of Services. Corporation shall engage Consultant to provide his expertise and advise to Corporation, including reviewing, evaluating and analyzing all potential public shell candidates, undertaking a comprehensive due diligence investigation on such candidates, furnish advice and counsel to the Corporation regarding such opportunities, including the potential risks and benefits to the Corporation, and provide general supervisory assistance in structuring the merger transaction and financing arrangements which may arise from such transaction, including, but not limited to, an initial public offering.

        In accepting this engagement, the Consultant acknowledges that the performance of such services shall require it to undertake a thorough review of all relevant and related documentation pertaining to the prospective transaction, to attend any and all meetings pertaining to such opportunities at which the Corporation shall require Consultant's presence, and to take all other steps reasonably necessary to effectively and adequately provide the defined services. Consultant understands that it shall be under a duty to take such actions, and a failure to do so shall constitute an immediate and material breach of this Agreement.

        1.2 Access. Pursuant to the performance by Consultant of the services described in Paragraph 1.1, the Corporation agrees to provide to Consultant full access to all documents and materials which Consultant shall require to adequately provide the contemplated services, and shall not unreasonably withhold from Consultant the right to access to any such materials.

Section 2.  Duration.

        2.1 Starting Date. It is contemplated that this Agreement shall become effective, and have as a starting date, the date of execution by both parties below.

        2.2 Termination. Unless automatically terminated earlier by agreement of the parties, or by incapacity or bankruptcy of either party, or by either party's failure to timely or properly perform the services or make payments, the Agreement extends until December 31, 1996. This Agreement may be terminated by either party for any reason without liability after first giving thirty (30) days prior written notice to the other party.

Section 3.  Compensation

        3.1 Rate. The parties agree that Consultant shall be $5,000 per month for his services. Payment shall be made to Consultant by no later than the fifth day of each month during the term of this Agreement.

        3.2 Travel Time. From time to time, the Consultant may be required to travel to different locations for the benefit of the Company. Under no circumstances shall the Consultant make any travel plans or incur any travel expenses in connection with his role as Consultant without receiving prior approval from the Company, authorizing the Consultant to undertake the travel and to incur the travel expenses; provided, however, that such approval shall not be unreasonably withheld, and such approval shall not be required for ordinary local travel undertaken for the benefit of the Company which results in expenses of under $20 for any one trip. For all travel approved by the Company and for ordinary local travel, the Company shall reimburse the Consultant for all travel time at the agreed upon rate, but Consultant may bill for a maximum of eight hours of travel time in any given 24-hour period.

        3.3 Expenses. From time to time, the Consultant may also be required to incur expenses, in addition to the travel expenses provided for in Section 3.2. Under no circumstances shall the Consultant incur expenses in connection with his role as Consultant without receiving prior approval from the Company, authorizing the Consultant to incur such expenses; provided, however, that such approval shall not be unreasonably withheld. The Company shall reimburse Consultant for all reasonable and necessary expenses incurred in performing his services, including, but not limited to, meals, telephone, facsimile, postage, secretarial services and bonding, if required.

Section 4.  Relationship of the Parties.

        The parties intend that the relationship between them created under this Agreement is that of an independent contractor only. Consultant is not to be considered an agent or employee of Corporation for any purpose, and Corporation is interested only in the results obtained under this Agreement; the manner and means of performing the services are subject to Consultant's sole control. Consultant shall be responsible for all state, federal, and local taxes, including estimated taxes, and employment reporting for Consultant or any employees or agents of Consultant.

Section 4.  Confidentiality.

        Consultant shall maintain in confidence (1) the subject matter of this Agreement, (2) the consulting work carried out hereunder, (3) any ideas conceived hereunder, and (4) any business or technical information of Corporation acquired by Consultant as a result of the consulting work carried out pursuant to this Agreement, and Consultant shall not, without Corporation's prior authorization, directly or indirectly use, publish, or disclose to others any information, data, designs, results, or opinions resulting from the consulting work carried out pursuant to this Agreement.

The obligations of secrecy shall continue throughout the duration of this Agreement.

Section 5.  Records.

        Consultant shall keep full and accurate records of all consulting work performed under this Agreement. All records, computations, charts, reports, and other documentation made in the course of the consulting work performed hereunder, or in anticipation of the consulting work to be performed in regard to this Agreement, shall at all times be and remain the sole property of Corporation. Consultant shall turn over to Corporation all copies of such documentation on request by Corporation.

Section 6.  Notices.

        All notices and other communications required or permitted under this Agreement shall be validly given, made, or served if in writing and delivered personally or sent by registered mail, to the Consultant at the following address:

addressed to the Corporation at:

American Independent Network, Inc.
6125 Airport Freeway
Haltom City, CA 76117

if to the Consultant:

James E. Hock, Jr.
21800 Burbank Blvd., Suite 100
Woodland Hills, CA 91367
with a copy to:

Gregory L. Hrncir, Esq.
350 W. Colorado Blvd., Suite 210
Pasadena, CA 91105

Section 7.  Arbitration.

        If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference, or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

Section 8.  Law Governing.

        This Agreement shall be governed by and construed in accordance with the laws of the State of California.

Section 9.  Agreement Binding.

        This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

Section 10. Counterparts.

        This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart.

Section 11. Savings Clause.

        If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.


        IN WITNESS WHEREOF, the Parties enter into this Agreement as of the date first written above.

CORPORATION

American Independent Network, Inc.,
a Delaware corporation



------------------------------------
        Randy Moseley
        President, CFO


CONSULTANT



------------------------------------
        James E. Hock, Jr.,
        a California resident

                                 AMENDMENT #1 TO
                              CONSULTING AGREEMENT


        This Amendment #1 to the Consulting Agreement (the "Amendment") is entered into this 1st day of January, 1997 by and between American Independent Network, Inc., a Delaware corporation ("Corporation"), and James E. Hock, Jr., an individual ("Consultant") (Corporation and Consultant are collectively referred to hereinafter as the Parties).


                                    RECITALS


        WHEREAS, on June 24, 1995, the Parties entered into that certain Consulting Agreement (the "Agreement") which provided for Consultant to provide advice and expertise regarding a proposed merger with a public shell corporation;

        WHEREAS, the Agreement expired on December 31, 1996;

        WHEREAS, the Corporation desires to continue to retain the services of Consultant to provide expertise and advise as to private and public offerings of securities of the Corporation; and

        WHEREAS, the Consultant is both qualified to perform and wishes to undertake such activities, on the terms and conditions set forth below.


        NOW, THEREFORE, in consideration of the mutual promises of the parties and other good and valuable consideration, the Parties hereby agree as follows:


        1.     Section 2.2 of the Agreement is amended to state the following:

               2.2 Termination. Unless automatically terminated earlier by agreement of the parties, or by incapacity or bankruptcy of either party, or by either party's failure to timely or properly perform the services or make payments, the Agreement extends until December 31, 1997.

        2. This Amendment may be executed in several counterparts and all so executed shall constitute one and the same Amendment, binding on all the Parties hereto even though all the Parties are not signatories to the original or the same counterpart.

        IN WITNESS WHEREOF, the Parties enter this Amendment as of the date first written above.

CORPORATION

American Independent Network, Inc.,
a Delaware corporation



------------------------------------
        Randy Moseley
        President, CFO


CONSULTANT



------------------------------------
        James E. Hock, Jr.,
        a California resident